Exhibit 99.1

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
	First Quarter
(millions, except per share data)	2000	1999

Revenues	$7,222	$6,580

Costs and expenses:
Cost of sales	1,207	1,262
Selling, informational and administrative expenses	2,794	2,641
Research and development expenses	1,061	929
Merger-related costs	1,838	--
Other (income)/deductions--net	(88)	38

Income before provision for taxes on income and minority interests	410	1,710
Provision for taxes on income	613	495
Minority interests	1	1
Net income/(loss)	$ (204) ======	$ 1,214 =======

Income/(loss) per common share--basic	$ (.03) ======	$ .20 =======
Income/(loss) per common share--diluted	$ (.03) ======	$ .19 =======

Weighted average shares--basic	6,152 ======	6,123 =======
Weighted average shares-diluted (see note 4)	6,152 ======	6,360 =======

Cash dividends per common share	$ .09 ======	$.07 1/3 =========
  The unaudited supplemental consolidated statement of operations above restates Pfizer's historical financial information to reflect the merger with Warner-Lambert Company in June 2000, which was accounted for as a pooling of interests.
  All intercompany transactions between Pfizer and Warner-Lambert have been eliminated. The majority of these transactions occurred under the Lipitor marketing agreements.
  The above financial statement presents the periods ended April 2, 2000 and April 4, 1999. Certain subsidiaries operating outside the United States are included on the basis of a one month lag.
  Stock options and contingent shares equivalents of 170 million shares of common stock were outstanding during the first quarter of 2000. These potential common shares were excluded from the computation of diluted earnings per share because their inclusion would have had an antidilutive effect.
  First Quarter 2000 and 1999 operating results, excluding certain significant items and merger-related costs, follow:

(millions, except per share data)	First Quarter*
	2000	1999 (1)	% Change
Income before provision for taxes on income and minority interests	$2,177	$1,710	27%

Net income	$1,584	$1,214	30%

Earnings per common share--diluted	$ .25	$ .19	32%

Weighted average shares-diluted	6,322	6,360

The results above exclude the following First Quarter 2000 items:

Significant items, pre-tax:
Gain on sale of research-related equity investments (2)	$ (135)
Gain on sale of Omnicef brand (2)	(39)
Costs associated with the withdrawal of Rezulin (2)	103
Total significant items	(71)

Merger-related costs, pre-tax:
Merger termination fee paid by Warner-Lambert to American Home Products Corporation (AHP) and other expenses related to the proposed merger with AHP	1,838

Total significant items and merger-related costs, pre-tax	1,767
Income taxes	21
Total significant items and merger-related costs, after-tax	$1,788 ======

*   certain amounts may reflect rounding adjustments

(1) there were no significant items in the First Quarter 1999

(2) included in "Other (income)/deductions--net" for the First Quarter 2000